RETIREMENT AND TRANSITION AGREEMENT

THIS RETIREMENT AND TRANSITION AGREEMENT (the "Agreement") made as of February 25, 2021 is by and between SONIC FOUNDRY, INC., a Maryland corporation having its principal offices at 222 West Washington Avenue, Suite 100, Madison, Wisconsin 53703 (hereinafter referred to as "Sonic Foundry" or the "Company"), and Kelsy Boyd (hereinafter referred to as "Executive").

WITNESSETH:

WHEREAS, Sonic Foundry has employed Executive since December 30, 2019, initially as Senior Vice President of Finance & Accounting, and since June 1, 2020 as Chief Financial Officer and pursuant to the terms of a certain employment agreement, dated as of June 1, 2020 (the "Employment Agreement"); and

WHEREAS, Sonic Foundry and Executive have mutually agreed that effective February 26, 2021 (the "Effective Date"), Executive shall retire from her capacity as Chief Financial Officer of Sonic Foundry, as well as any other positions held at Sonic Foundry (or at any of its affiliates); and

WHEREAS, this Agreement is intended to set forth the mutual understanding and agreement of the Company and Executive regarding the transition and retirement of Executive from Sonic Foundry.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties agree as follows:

First Article: Consideration.

Upon execution of this Agreement, Sonic Foundry will make a one-time payment to Executive of $50,000.00, and will grant her an option with a one-year term from the Effective Date to purchase 2917 shares of Sonic Foundry common stock at an exercise price of $1.30 per share (the one-time payment and option is referred to as "Consideration").

Second Article: Resignation.

Executive hereby resigns in her capacity as Chief Financial Officer of the Company, as well as any other positions held at Sonic Foundry (or at any of its affiliates), effective as of the Effective Date. Executive agrees to serve as Senior Financial Advisor to the Company from the Effective Date through April 2, 2021, (the "End Date"), hereinafter referred to as the "Advisory Period"). Except as provided herein, following the End Date, the Company will have no further obligations to Executive, and Executive shall have no further obligations to the Company, including, but not limited to, under the Employment Agreement. Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings used or defined in the Employment Agreement.

Third Article: Continuing Duties.

(a) During the Advisory Period, Executive agrees to provide services to the Company relating to the transition of Executive's existing employment responsibilities to her successor, as well as such other services reasonably requested that she performed under the Employment Agreement. During the Advisory Period, Executive agrees to devote eight (8) hours per day Monday through Friday of each week. During the Advisory Period, Executive will be allowed to take eight (8) vacation days to be agreed upon in advance. Executive will not accept any other employment, consultancy, or position that would interfere in any way with Executive's duties and responsibilities hereunder. During the term of this Agreement, Executive will work from home and report to the Chief Executive Officer of the Company.

(b) During the term of this Agreement, Executive shall continue at her current rate of pay and benefit levels through the End Date, including health insurance coverage through April 30, 2020 at the normal employee rate. In addition, all of Executive's existing options that have fully vested on the Effective Date

shall not expire by virtue of Executive's termination of active employment hereunder. (For purposes of the expiration of such options, Executive's employment shall be considered terminated at the End Date). In the event of the death of Executive during the Advisory Period, the remaining unpaid amount under this paragraph (b) shall be paid in one lump sum to Executive's estate. In the event of the disability of Executive during the Advisory Period such that Executive is unable to perform her duties hereunder, the remaining unpaid amount under this paragraph (b) shall be paid to Executive.

(c) Executive shall be entitled to reimbursement for all reasonable business expenses incurred in connection with the performance of her responsibilities pursuant to this Agreement, including mileage reimbursement and hotel and other expenses incurred in Madison, Wisconsin or in other locations where travel is requested by Sonic Foundry.

Fourth Article: Certain Restrictive Covenants.

Notwithstanding anything to the contrary in this Agreement or the Employment Agreement, all of Sections 7, 11, 12, 13 and 14 of the Employment Agreement ("Restrictive Covenants") will continue to apply to Executive during the Advisory Period, and for an additional twelve (12) months following the End Date.

Fifth Article: Cooperation.

From and after the End Date, Executive will cooperate in good faith with the Company, its successors and their affiliates in any manner reasonably requested or directed by the Company, its successors or affiliates, including, without limitation, cooperating with the Company in any current or future investigation, litigation, proceeding, or other legal matter (including, without limitation, meeting with and fully answering the questions of the Company or its attorneys, representatives or agents, and testifying and preparing to testify at any deposition, trial, or other proceeding without subpoena). The Company agrees to reimburse Executive for any reasonable out of-pocket expenses incurred in providing such assistance and cooperation, subject to such reasonable substantiation and documentation as may be specified by the Company from time to time, as well as $200 per hour for time spent by the Executive. All time and business expenses shall be submitted by Executive for reimbursement not later than thirty (30) days after such expenses are incurred. Nothing in this Agreement shall prohibit any person from giving truthful information, testimony or evidence to a governmental entity or in any investigatory proceeding, or if properly subpoenaed or otherwise required to do so under applicable law.

Sixth Article: Communications Regarding Executive Transition.

The Company and Executive hereby agree that, during the Advisory Period and thereafter, the Company, its board of directors and its executive officers and Executive will not, except as permitted by the Fifth Article hereof, directly or indirectly, make any statement (whether public or private) or otherwise make any disclosure or comment: (a) concerning or in any way relating to the execution of this Agreement, the transitions contemplated by this Agreement or the events or circumstances (including any negotiations) that led to such execution and transitions (collectively, the "Transition Events"),; or (b) that could, in the case of Executive, reasonably be construed as expressing a critical or negative view of the Company, its board of directors or any individual director or directors, any executive officer of the Company or any of the operations, employee relations or future prospects of the Company or, in the case of the Company, its board of directors, any individual director or directors or executive officer, reasonably be construed as expressing a critical or negative view of Executive. The parties hereto agree that this Sixth Article shall be considered a material obligation of Executive and of the Company for all purposes of this Agreement.

Seventh Article: Release and Indemnification.

(a) Effective immediately, in consideration of the duties, obligations and covenants herein, Executive on her own behalf, to the fullest extent permitted by law, fully, finally and forever settles, releases and discharges, and promises not to sue with respect to, any and all actions, causes of action, suits, demands,

damages, attorneys', accountants' and experts' fees, liabilities, costs, and obligations of any kind or character, whether direct or indirect, known or unknown, suspected or unsuspected, in law or in equity, as she now has or may have had (the "Claims") against the Company its successors, agents, assigns, Affiliates (as defined below), parents, subsidiaries, representatives, and its current or former partners, officers, directors and employees, including but not limited to any Claims related whatsoever to her employment by the Company.

(b) Effective immediately, in consideration of the duties, obligations and covenants set forth herein, the Company on its own behalf, and on behalf of its respective successors, agents, assigns, Affiliates, parents, subsidiaries, representatives, and its current or former partners, officers, directors and employees, to the fullest extent permitted by law, fully, finally and forever settles, releases and discharges, and promises not to sue with respect to, any and all Claims against Executive, including but not limited to any Claims related whatsoever to her employment by the Company.

(c) An "Affiliate" of Sonic Foundry shall mean, (i) any director, officer, or employee of Sonic Foundry or (ii) any other Person (as hereinafter defined) controlling, controlled by, or under common control with Sonic Foundry, and "Person" shall mean any individual natural person and any partnership, limited liability company, corporation, trust or other legal entity. For the purposes herein, "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under common control with") as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

(e) Nothing in this Agreement will affect the either party's rights to indemnification from the other in the event of a breach of this Seventh Article.

Eighth Article: Arbitration; Governing Law.

Any controversy or claim arising out of, or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Madison pursuant to the laws of the State of Wisconsin in accordance with the rules then obtaining of the America Arbitration Association, and judgments upon the award rendered may be entered in any court having jurisdiction thereof. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Wisconsin. The arbitrators shall have the power in their discretion to award reasonable attorneys' fees and other legal costs and expenses to the prevailing party in connection with any arbitration.

Ninth Article: Notices.

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail to Executive, at Kelsy Boyd's home address, 2839 Pleasant View Heights, Cottage Grove, WI 53527 or to Sonic Foundry, at its principal office.

Tenth Article: Waiver of Breach.

The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breaches.

Eleventh Article: Assignment.

The rights and obligations of Sonic Foundry under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Sonic Foundry.

Twelfth Article: Entire Agreement; Written Amendment.

This instrument contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may only be amended, modified, extended or discharged and the provisions of this

Agreement may only be waived by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Without limiting the generality of the foregoing, except as set forth herein, all terms and provisions set forth in the Employment Agreement shall be of no further force or effect.

Thirteenth Article: Equitable Relief; Partial Enforcement.

Sonic Foundry and Executive have agreed that violation or breach of the Fourth Article hereof will result in irreparable injury to the Company and shall entitle the Company to equitable relief in addition to any other remedies provided at law. Sonic Foundry and Executive have further agreed in the event that only a portion of the Fourth Article hereof shall be deemed enforceable or valid that portion of such Article as shall be enforceable or valid shall be enforced. Sonic Foundry and Executive have further agreed that the court making a determination of the validity or enforceability of such Article shall have the power and authority to rewrite the restrictions contained in such Article to include the maximum portion of the restrictions included within such Article as are enforceable, valid and consistent with the intent of the parties as expressed in such Article. In the event that any court rather than arbitration proceeding is initiated by Sonic Foundry in order to obtain equitable relief per this Thirteenth Article, absent assertion of a frivolous claim or defense, each party shall bear its or her own legal expenses in connection with such proceeding.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SONIC FOUNDRY, INC.

By: ____________________
Its: Chief Executive Officer

EXECUTIVE

____
Kelsy Boyd